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                                                                    EXHIBIT 99.2

            LOAN AND STOCK PURCHASE AGREEMENT AND POWER OF ATTORNEY

     THIS LOAN AND STOCK PURCHASE AGREEMENT AND POWER OF ATTORNEY (as amended, supplemented or modified from time to time, the "Loan Agreement") is dated as of ____________ ____, 2000 and is between _____________ (the "Participant") and AVT
CORPORATION, a Washington corporation (the "Company").

     This Loan Agreement is made pursuant to the AVT Corporation Stock Purchase Loan Plan (the "Plan"). All terms not otherwise defined herein shall have the meanings given such terms in the Plan. Accordingly, the parties hereto agree as follows:

     Section 1. Purchase and Loan.

          (a) The Participant hereby elects to participate in the Plan and agrees to borrow, on the terms and conditions set forth in this Loan Agreement, $__________, or such lesser amount as the Company may determine (the "Loan Amount"), for the sole purpose of purchasing shares of the Company's Common Stock (the "Shares") through the Company-designated broker-dealer (which initially the Company has designated to be SG Cowen Securities Corporation (the "Designated Broker-Dealer")), which will attempt to make privately-negotiated or open market purchases on behalf of participants in the Plan, including the Participant. The Participant hereby acknowledges that his or her election to participate is binding up to the Loan Amount written above, subject to the availability of Shares.

          (b) The Company agrees, on the terms and conditions set forth in this Loan Agreement, to make a loan (the "Loan") to the Participant under the Plan. The Loan shall be evidenced by, and repayable in accordance with, a single promissory note in the form of Exhibit A hereto (the "Note"), which the Participant agrees to sign and return upon the closing of the Loan and Share purchase(s). The Loan will be made only in conjunction with, and subject to, the closing of the privately-negotiated or open market purchases referred to above and will be on the terms set forth in this Loan Agreement and the Note.

          (c) The Loan Amount may be reduced pro rata by the Company depending upon the availability of Shares for purchase.
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     Section 2. Instructions to Designated Broker-Dealer and Power of Attorney.

     (a) The Participant hereby instructs the Designated Broker-Dealer to begin purchases of such number of Shares as may be purchased with the Loan Amount in privately negotiated or open market transactions. By signing below, the Participant constitutes and appoints the Designated Broker-Dealer as his or her true and lawful attorney-in-fact and agent (with full power of substitution) to act on the Participant's behalf, and in the Participant's name, place and stead, to purchase Shares with the proceeds of the above-described Loan at prices prevailing in the market and to cause such Shares to be registered in the manner indicated below.

     (b) The Participant hereby instructs the Designated Broker-Dealer to send duplicate copies of his or her account statements to the Company and to notify the Company of all of his or her transactions in the Shares.

     (c) The Participant hereby grants to each of the Designated Broker-Dealer and the Company full power and authority to do and perform each and every act and thing necessary or proper to be done in the implementation and execution of the program and the transactions contemplated thereunder, as fully as the Participant could do if personally present, and hereby ratifies and confirms all that either the Designated Broker-Dealer or the Company shall lawfully do or cause to be done by virtue hereof.

     Section 3. Participant Representations.

     The Participant represents and warrants to the Company as follows:

          (a) This Loan Agreement constitutes a valid and binding agreement of the Participant, enforceable against the Participant in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          (b) The Participant is aware of his or her responsibilities under federal and state securities laws and will cooperate with the Company and the Designated Broker-Dealer to take reasonable steps to ensure compliance therewith at all times.

          (c) The Participant has net assets in excess of the amount of the Loan.

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          (d)  The Participant has received and reviewed a copy of the
Prospectus dated June 5, 2000 covering the Shares to be acquired under the Plan as well as the form of Note.

     Section 4. Events of Default.

          (a) For purposes of this Loan Agreement, each of the following events shall constitute an Event of Default:

               (i) the Participant shall be in default under the terms of the Note, or

               (ii) the Participant shall fail to observe or perform any covenant or agreement contained in this Loan Agreement for ten days after written notice thereof has been given to the Participant by the Company.

          (b) Upon the occurrence of an Event of Default, the Company shall have the rights and remedies set forth in the Note. The rights and remedies provided herein and in the Note shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 5. Miscellaneous.

          (a) No failure or delay by the Company in exercising any right, power or privilege under this Loan Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (b) This Loan Agreement may be amended only in a writing signed by the Participant and the Company. Any waiver must be in a writing signed by the waiving party.

          (c) The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Loan Agreement is for the benefit of the Company and its successors and assigns. This Loan Agreement shall not be transferable by the Participant except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order.

          (d) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally

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construed in favor of the Company in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     Section 6. Governing Law.

     This Loan Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without application of Washington conflict of law rules.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

                                             PARTICIPANT:



                                             ______________________________
                                                        (Signature)

                                             Print Name:___________________

                                             Title:________________________

                                             Social Security No.
                                             ------------------------------

                                             AVT CORPORATION


                                             By:___________________________

                                             Print Name:___________________

                                             Title:________________________

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